Exhibit 99.d(2)

             AMENDMENT NO. 2 TO THE INVESTMENT MANAGEMENT AGREEMENT
                     BETWEEN THE NOAH INVESTMENT GROUP, INC.
                         AND POLESTAR MANAGEMENT COMPANY

     This Amendment No. 2 to the Investment Management Agreement (the "Amendment") is made and entered into by and between The Noah Investment Group, Inc. (the "Company") and Polestar Management Company ("PMC") and amends and supplements the Investment Management Agreement dated March 26, 1996, as amended (the "Agreement"), previously made and entered into by and between the parties to this Amendment.

I. The first paragraph of the Agreement is amended to reflect the approval of the Board of Directors of the Company to change the name of the "Noah Fund" series to the "NOAH FUND Large-Cap Growth Portfolio - Class A," (hereinafter referred to as the "Fund"). The first paragraph of the Agreement is therefore replaced in its entirety with the following:

     INVESTMENT MANAGEMENT AGREEMENT, made as of the 26th day of March, 1996, by and between The Noah Investment Group, Inc., a Maryland corporation (the "Corporation"), on behalf of its separately designated series, the Noah
     Fund Large-Cap Growth Portfolio - Class A (the "Fund"), and Polestar Management Company, a Maryland corporation ("PMC").

II. All other references to The Noah Fund in the Agreement shall hereby be references to the NOAH FUND Large-Cap Growth Portfolio - Class A.

     Each of the parties to this Amendment has caused this Amendment to be accepted by the signature of its duly authorized officer below and this Amendment is effective as of August 16, 2002.


THE NOAH INVESTMENT GROUP, INC.              POLESTAR MANAGEMENT COMPANY


By: ____________________________             By: _____________________________
Name:                                        Name:
Title:                                       Title: